EXHIBIT 4.19(e)

AMENDMENT 2005-1

TO THE

KERZNER INTERNATIONAL NORTH AMERICA, INC.

RETIREMENT SAVINGS PLAN

(As amended and restated effective January 1, 2002)

Pursuant to the authority reserved to Kerzner International North America, Inc. (the “Employer”) under Section 14.1 of the Kerzner International North America, Inc. Retirement Savings Plan (the “Plan”), the Plan is hereby amended as follows:

1.                                       Effective January 1, 2006, Section 2.1 of the Plan is hereby amended to read, in its entirety, as follows:

“Section 2.1  Participation. Each Eligible Employee who was a Participant in the Plan on December 31, 2001 shall remain a Participant on January 1, 2002, if he is then an Eligible Employee. Each Eligible Employee shall become a Participant at the beginning of the next available payroll period following the latest of the date that he has attained age 21 (age 18 effective January 1, 2006) or the date that he has completed at least one-quarter (1/4) of a Year of Service, if he is then an Eligible Employee. Except as otherwise provided, each Employee who is not hired as an Eligible Employee shall become a Participant at the beginning of the next available payroll period following the date he becomes an Eligible Employee; provided that he has satisfied the age and service requirements specified in this Section 2.1.”

2.                                       Effective January 1, 2006, Section 3.1 shall be revised to read, in its entirety, as follows:

“Section 3.1                                General Requirements. Participants are not required to make Contributions hereunder. In order to make Contributions, a Participant shall make an election, in the manner prescribed by the Committee, to reduce Compensation and make Deferral Contributions in accordance with the provisions of this Article III, which shall become effective on the first day of the payroll period next following the receipt of such election or as otherwise prescribed by the Committee. A Participant who wishes to have  deferred amounts transferred as provided under Section 3.2(d) of the Plan must make an irrevocable election to defer such compensation no later than December 31 of the calendar year preceding the Plan Year to which the election to defer applies. Notwithstanding the foregoing, the Committee, in its sole discretion, may amend or revoke a Participant’s election at any time, if the Committee determines that

Contributions or allocations to such Participant’s Account would otherwise exceed the limitations of Article V.”

3.                                       Effective January 1, 2006, Section 3.2(d) is added to read, in its entirety, as follows:

“(d)                           Notwithstanding the foregoing, a Participant who is also a participant in the Kerzner International Limited Deferred Compensation Plan (the “Deferred Compensation Plan”) may, in lieu of a deferral directly to the Plan, make an election to transfer from the Deferred Compensation Plan an amount equal to the lesser of:  1) the amount of the Participant’s election under Section 3.2(a) of the Deferred Compensation Plan plus matching contributions, or 2) the maximum amount of pre-tax deferrals under Section 3.2(a) of the Plan finally determined to be permitted under the terms of the Plan or applicable law reduced by the amount of the Participant’s contributions to the Plan plus Matching Contributions.”

4.                                       Effective January 1, 2006, a new Section 3.5 is added to read, in its entirety, as follows:

“3.5                           Nondiscretionary Contributions. If a Participant elects to make contributions under Section 3.2(d) of the Plan, the Company will contribute the amount determined under Section 3.2(d) to the Plan no later than the March 15 following the calendar year of such deferral.”

5.                                       The prior Section 3.5 and subsequent Sections are hereby renumbered.

6.                                       Effective as of November 18, 2005, Section 10.3(o) is hereby amended to read, in its entirety, as follows:

“(o)                           A loan shall be considered in default if the Participant:

(i)                                     breaks a promise under the Promissory Note;

(ii)                                  effective as of November 18, 2005, fails to make up a missed loan repayment by the end of the calendar quarter following the calendar quarter in which the loan repayment was originally due;

(iii)                               makes a false or misleading statement in obtaining the loan;

(iv)                              dies, becomes insolvent, makes assignment for the benefit of creditors, has an entry of judgment against him, has the whole or part of his property attached, or files a petition in bankruptcy or a petition in bankruptcy is filed against the Participant; or

(v)                                 applies for a distribution of the balance of his Accounts pursuant to subsection (k) above.”

7.                                       Effective as of March 28, 2005, Section 11.1 of the Plan is hereby amended to read, in its entirety, as follows:

“Section 11.1                          Lump Sum Distribution after Termination. If a Participant incurs a Severance from Service Date for any reason other than death, the total amount in all of his Accounts shall be distributable to him in one lump sum payment, unless the Participant elects, in the manner and at the time provided by the Committee, to have such distributable amounts payable in another form prescribed by Section 11.2. Distribution shall be made in cash. Distribution shall normally be made as soon as administratively practicable following the Severance from Service Date, but no earlier than the Valuation Date coinciding with or immediately following his Severance from Service Date; provided however, that no distribution shall be made to a Participant prior to his Normal Retirement Date unless the Participant consents to the distribution in accordance with Section 11.4. The Participant shall have the right to elect a distribution of the entire value of his Accounts at any time after the Severance from Service Date and before he reaches his Required Distribution Date. If the Participant does not consent to an immediate distribution under this Article XI upon his Severance from Service Date, the entire value of the Participant’s Accounts shall be paid to the Participant no later than his Required Distribution Date. Any amounts not distributed under this Section shall continue to be subject to investment direction by the Participant in accordance with the provisions of Article VII.

Notwithstanding the foregoing, for distributions made on or after March 28, 2005, if the total nonforfeitable amount credited to the Accounts of the terminated Participant does not exceed $1,000 at the time the distribution is to commence, the Committee shall distribute such amount in a lump sum without the Participant’s consent as soon as administratively practicable following the annual date selected each year by the Committee on which the Committee will make such distributions to all terminated Participants. Commencing no later than December 31, 2005, any eligible rollover distribution in excess of $1,000 but not in excess of $5,000 distributable on or after March 28, 2005 shall be transferred directly to the individual retirement plan of an individual retirement plan provider, unless the Participant elects to receive such distribution or roll such distribution over to an eligible retirement plan.”

8.                                       Effective as of March 28, 2005, Section 11.4 of the Plan is hereby amended to read, in its entirety, as follows:

“Section 11.4                          Distribution at Death. If a Participant’s employment terminates by reason of his death, or he dies prior to receiving all installments due under Section 11.2, his Beneficiary shall be entitled to receive a distribution in full of the total amount remaining in his Accounts. Such distribution shall be in a lump sum or, at the election of the Beneficiary, in the manner and at the time provided by the Committee. Notwithstanding the foregoing, if the Beneficiary is the Participant’s Spouse, distribution may be deferred, at the election of the Spouse, in the manner set forth in Section 11.1, but not to a date later than what would have been the Participant’s Normal Retirement Date. A Spouse may elect to receive the balance of the Participant’s Accounts in any form that would have been available to the Participant on his Severance from Service Date.

Notwithstanding the foregoing, for distributions made on or after March 28, 2005, if the total nonforfeitable amount credited to the Accounts of a surviving Spouse does not exceed $1,000 at the time the distribution is to commence, the Committee shall distribute such amount in a lump sum without the surviving Spouse’s consent as soon as administratively practicable following the annual date selected each year by the Committee on which the Committee will make such distributions to all terminated Participants. Commencing no later than December 31, 2005, any eligible rollover distribution in excess of $1,000 but not in excess of $5,000 distributable on or after March 28, 2005 to a surviving Spouse shall be transferred directly to the individual retirement plan of an individual retirement plan provider, unless the surviving Spouse elects to receive such distribution or roll such distribution over to an eligible retirement plan. Nonspouse Beneficiaries are not eligible to roll over any distribution.”

9.                                       Effective as of March 28, 2005, Section 11.9(b)(i) of the Plan is hereby amended to read, in its entirety, as follows:

“(i)                               Notwithstanding anything in this Plan to the contrary, a Qualified Domestic Relations Order may provide that any portion of a Participant’s Accounts payable to an Alternate Payee shall be distributed immediately or at any other time specified in the order, but no later than the latest date Plan benefits would be payable to the Participant. If the order does not specify the time at which benefits shall be payable to the Alternate Payee, the Alternate Payee may elect to have benefits payable in accordance with Section 11.1 as of the Participant’s Severance from Service Date or Required Distribution Date, if earlier, or in accordance with Section 11.5, but as of the Alternate Payee’s death; provided, however, that in the event the amount payable to the Alternate Payee under the Qualified Domestic Relations Order does not exceed $1,000, ($5,000 for benefits paid prior to March 28, 2005) such amount shall be paid to the Alternate Payee in a lump sum as soon as practicable following the Committee’s receipt of the order and verification of its status as a Qualified Domestic Relations Order. Commencing no later than December 31, 2005, any eligible rollover distribution in excess of $1,000 but not in excess of $5,000 distributable on or after March 28, 2005 shall be transferred directly to the individual retirement plan of an individual retirement plan provider, unless the Alternate Payee elects to receive such distribution or roll such distribution over to an eligible retirement plan.”

To record the adoption of this Amendment 2005-1, the Employer has caused its authorized officer to affix its corporate name and seal hereto this 31st day of December, 2005.

Attest:	KERZNER INTERNATIONAL
NORTH AMERICA, INC.

/s/ William C. Murtha	/s/ Monica Digilio